Exhibit 99.1

Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

Media Relations Contact:
Laura A. Timm, Vice President Corporate Communications
(414) 259-5333

BRIGGS & STRATTON CORPORATION ACQUIRES BILLY GOAT INDUSTRIES, INC.

Specialty turf equipment manufacturer provides diversification into higher margin, higher growth commercial job site and consumer turf brands.

MILWAUKEE, MAY 20, 2015/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) announced today that it has acquired U.S. based Billy Goat Industries, Inc. Incorporated in 1969 and based in Lee’s Summit, Missouri, Billy Goat is a leading manufacturer of specialty turf equipment, which includes: aerators, sod cutters, overseeders, power rakes, brush cutters, walk behind blowers, lawn vacuums, and debris loaders.

Billy Goat has annual net sales of approximately $30 million. Briggs & Stratton has acquired all of the outstanding shares of Billy Goat for approximately $26 million in cash, subject to customary post-closing working capital adjustments. The transaction was effective today.

“Billy Goat’s products complement Briggs & Stratton’s already strong commercial turf brands, add specialty lines with market leading innovation, and further increase Briggs’ market access to the rental channel,” stated Harold L. Redman, Sr. Vice-President and President, Turf and Consumer Products.

“Billy Goat Industries, Inc. helps us to further our strategic initiative of focusing on higher margin commercial products,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “We welcome the management team and the employees of Billy Goat to our team, and look forward to building upon the strong foundation that has made them a strong and successful company,” continued Teske.

“We are delighted to be joining Briggs & Stratton’s 107 year legacy of success,” commented Will Coates, President and CEO of Billy Goat Industries. Mr. Coates continued, “It was clear to my brother, Drew, and me that partnering with Briggs & Stratton gives us the best opportunity to continue with the Billy Goat brand that we care for so deeply and to focus on what this company does well. We truly believe that Billy Goat’s colleagues, customers, and employees will benefit from wider access to Briggs & Stratton’s global resources inclusive of leading engine innovation; research and development; international operations; and adjacent products that serve to accelerate the growth of the brand worldwide.”

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators, pressure washers and turf care products, and it is a leading designer, manufacturer and marketer of lawn and garden, turf care and job site products through its Simplicity®, Snapper®, SnapperPro® Ferris®, Allmand™, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

About Billy Goat Industries
Billy Goat Industries, Inc., headquartered in Lee’s Summit, Missouri, is a premier designer and manufacturer of outdoor property cleanup products including aerators, sod cutters, overseeders, dethatchers, brushcutters, walk-behind blowers, outdoor lawn and litter vacuums and debris loaders. Founded in 1967, Billy Goat prides itself on the innovation, productivity and quality of its products. Billy Goat features a complete line of seasonal product solutions for residential, commercial, rental, paving maintenance, and municipal needs. www.billygoat.com

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Briggs & Stratton undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.